February 17, 1998



To the  Investors  and Board of Trustees of the UBS Investor  Portfolios  Trust,
with respect to its series International Equity Portfolio, Value Equity Portfolio, Bond Portfolio, High Yield Bond Portfolio, Large Cap Growth Portfolio, and Small Cap Portfolio:

In planning and performing our audits of the financial statements of the International Equity Portfolio, Value Equity Portfolio, Bond Portfolio, High Yield Bond Portfolio, Large Cap Growth Portfolio, and Small Cap Portfolio (six of the portfolios constituting the UBS Investor Portfolios Trust, hereafter referred to as the "Portfolios") for the year ended December 31, 1997 we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Portfolios is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use of disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of a specific internal control components does not reduce to a relatively low level risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management and the Board of Trustees of the Portfolios and the Securities and Exchange Commission.



Chartered Accountants